Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-188047, 333-188041) on Form S-3 and (No. 333-107025, 333-127645, 333-159140, 333-188678) on Form S-8 of EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.) of our report dated March 7, 2014, with respect to the combined balance sheets of EnLink Midstream Holdings, LP Predecessor as of December 31, 2013 and 2012, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of EnLink Midstream Partners, LP dated March 7, 2014.

/s/ KPMG LLP

Oklahoma City, Oklahoma
March 7, 2014